                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   __________

                                  SCHEDULE 13G
                                (Amendment No. 1)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 and 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                      Park Place Entertainment Corporation
               ---------------------------------------------------
                                (Name of Issuer)

                     Common Stock, Par Value $.01 Per Share
               ---------------------------------------------------
                         (Title of Class of Securities)

                                   700690 10 0
               ---------------------------------------------------
                                 (CUSIP Number)

--------------------------                                 ---------------------
  CUSIP NO.  700690 10 0              13G/A                  Page 2 of 9 Pages
--------------------------                                 ---------------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


      Highfields Capital Management LP
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5                        17,989,720
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6                          --0--

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7                              17,989,720
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8                                --0--

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
           17,989,720
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

         5.9%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

        PN
------------------------------------------------------------------------------

--------------------------                                 ---------------------
  CUSIP NO.  700690 10 0              13G/A                  Page 3 of 9 Pages
--------------------------                                 ---------------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


      Highfields GP LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5                        17,989,720
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6                          --0--

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7                              17,989,720
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8                                --0--

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
           17,989,720
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

         5.9%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

         OO
------------------------------------------------------------------------------

--------------------------                                 ---------------------
  CUSIP NO.  700690 10 0              13G/A                  Page 4 of 9 Pages
--------------------------                                 ---------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS


      Jonathon S. Jacobson
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5                        17,989,720
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6                          --0--

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7                              17,989,720
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8                                --0--

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
           17,989,720
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

         5.9%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12

         IN
------------------------------------------------------------------------------

--------------------------                                 ---------------------
  CUSIP NO.  700690 10 0              13G/A                  Page 5 of 9 Pages
--------------------------                                 ---------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Richard L. Grubman
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5                        17,989,720
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6                          --0--

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7                              17,989,720
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8                                --0--

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
           17,989,720
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

         5.9%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12

         IN
------------------------------------------------------------------------------

--------------------------                                 ---------------------
  CUSIP NO.  700690 10 0              13G/A                  Page 6 of 9 Pages
--------------------------                                 ---------------------

ITEM 1(a).    NAME OF ISSUER:

              Park Place Entertainment Corporation
              ------------------------------------

ITEM 1(b).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              3930 Howard Hughes Parkway, Las Vegas, Nevada 89109
              --------------------------------------------------------

ITEM 2(a).    NAME OF PERSON FILING:

              This statement is being filed by the following persons with respect to the shares of common stock of the Issuer directly owned by Highfields Capital I LP, Highfields Capital II LP and Highfields Capital Ltd. (collectively, the "Funds"):

              (i) Highfields Capital Management LP, a Delaware limited partnership ("Highfields Capital Management") and Investment Manager to each of the Funds,

              (ii) Highfields GP LLC, a Delaware limited liability company ("Highfields GP") and the General Partner of Highfields Capital Management,

              (iii) Jonathon S. Jacobson, a Managing Member of Highfields GP, and

              (iv) Richard L. Grubman, a Managing Member of Highfields GP.

              Highfields Capital Management, Highfields GP, Mr. Jacobson and Mr. Grubman are sometimes individually referred to herein as a "Reporting Person" and collectively as the "Reporting Persons."

ITEM 2(b).    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

              c/o Highfields Capital Management LP, 200 Clarendon Street, Boston, Massachusetts 02117
              ---------------------------

ITEM 2(c).    CITIZENSHIP:

              Highfields Capital Management - Delaware
              Highfields GP - Delaware
              Richard L. Grubman - United States
              Jonathon S. Jacobson - United States
              ------------------------------------

ITEM 2(d).    TITLE OF CLASS OF SECURITIES:

              Common Stock, par value $.01 per share
              --------------------------------------

--------------------------                                 ---------------------
  CUSIP NO.  700690 10 0              13G/A                  Page 7 of 9 Pages
--------------------------                                 ---------------------



ITEM 2(e).    CUSIP NUMBER:

              700690 10 0
              -----------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

     (a)  [ ] Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [ ] Insurance company as defined in Section 3(a)(19) of the Exchange
              Act.

     (d) [ ] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;


     (j)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).
              If this statement is filed pursuant to Rule 13d-1(c), check this box.

ITEM 4.  OWNERSHIP.

     If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1
(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

     (a)  Amount beneficially owned:

     17,989,720 shares of Common Stock
     ---------------------------------

--------------------------                                 ---------------------
  CUSIP NO.  700690 10 0              13G/A                  Page 8 of 9 Pages
--------------------------                                 ---------------------


     (b)  Percent of class:

     5.9%
     -----------

     (c)  Number of shares as to which such person has:

          (i) Sole power to vote or to direct the vote 17,989,720
                                                       ----------

          (ii) Shared power to vote or to direct the vote  --0--
                                                         ----------

          (iii) Sole power to dispose or to direct the disposition of 17,989,720
                                                                      ----------

          (iv) Shared power to dispose or to direct the disposition of   --0--
                                                                       ---------

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          Not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          The shares to which this filing relates are beneficially owned by the Funds, each of which has the power to direct the dividends from or the proceeds of the sale of the shares owned by such Fund and none of which owns 5% or more of the securities to which this filing pertains. Highfields Capital Management serves as the Investment Manager to each of the Funds.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          Not applicable.

ITEM 10.  CERTIFICATION.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

--------------------------                                 ---------------------
  CUSIP NO.  700690 10 0              13G/A                  Page 9 of 9 Pages
--------------------------                                 ---------------------


                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                February 14, 2000
                      -------------------------------------
                                      Date

                      HIGHFIELDS CAPITAL MANAGEMENT LP
                      By: Highfields GP LLC, its General Partner

                        /s/ KENNETH H. COLBURN
                      ----------------------------
                               Signature

                            Kenneth H. Colburn,
                            Authorized Signatory
                            ---------------------------------------------------
                              Name/Title

                      HIGHFIELDS GP LLC

                        /s/ KENNETH H. COLBURN
                      ----------------------------
                               Signature

                            Kenneth H. Colburn, Authorized Signatory
                            ----------------------------------------
                              Name/Title

                      JONATHON S. JACOBSON

                       /s/ KENNETH H. COLBURN
                      ----------------------------
                               Signature

                           Kenneth H. Colburn, Attorney-in-Fact
                           ------------------------------------
                              Name/Title

                      RICHARD L. GRUBMAN

                      /s/ KENNETH H. COLBURN
                     ----------------------------
                               Signature

                           Kenneth H. Colburn, Attorney-in-Fact
                           ------------------------------------
                              Name/Title